Exhibit 4.7

AGREEMENT EXTENSION NOTICE

To: iKang Healthcare Technology Group Co., Ltd. (Former Shanghai Guobin Medical Holding Co., Ltd., “You”)

Notice Date: April 26, 2017

We refer to the Exclusive Business Cooperation Agreement (the “Cooperation Agreement”) dated April 27, 2007 and entered into by and among You and us therein. Subject to the Cooperation Agreement, the original validity period is from April 27, 2007 to April 26, 2017.

In accordance with Section 5.2 of the Cooperation Agreement, we hereby elect to extend the Cooperation Agreement for ten (10) years. The new validity period of the Cooperation Agreement therein is from April 27, 2017 to April 26, 2027.

ShanghaiMed iKang, Inc.

By:	/s/ Lee Ligang Zhang

Name: Lee Ligang Zhang
Title: Executive Director

Noted and Received:

iKang Healthcare Technology Group Co., Ltd.

By:	/s/ Lee Ligang Zhang

Name: Lee Ligang Zhang
Title: Executive Director